Exhibit 99.2

Sterling Construction Co., Inc.	STRL	Q3 2016 Earnings Call	Oct. 31, 2016
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PARTICIPANTS

Corporate Participants

Jennifer Maxwell – Director-Investor Relations, Sterling Construction Co., Inc.

Paul J. Varello – Chief Executive Officer & Director, Sterling Construction Co., Inc.

Ronald A. Ballschmiede – Chief Financial Officer & Executive Vice President, Sterling Construction Co., Inc.

Other Participants

John Bergstrom Rogers – Analyst, D.A. Davidson & Co.

Tahira Afzal – Analyst, KeyBanc Capital Markets, Inc.

MANAGEMENT DISCUSSION SECTION

Operator: Greetings and welcome to the Sterling Construction Third Quarter 2016 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

I would now like to turn the conference your host, Ms. Jennifer Maxwell, Director of Investor Relations for Sterling Construction Company. Thank you, you may begin.

Jennifer Maxwell, Director-Investor Relations

Thanks, Sam, and good afternoon, everybody. Participating with me on our call today is our Chief Executive Officer, Paul Varello; our Chief Financial Officer, Ron Ballschmiede; and our Chief Business and Development Officer, [ph] Joe Cutillo (00:48). Just as a reminder, today’s conference call includes certain statements that fall within the definition of forward-looking statements under the Private Securities Litigation Reform Act.

Such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors and customers actions and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the company’s filings with the Securities and Exchange Commission.

Accordingly, such statements should be considered in light of these risks. Any prediction by the company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue to actually reflect management’s belief and the company does not undertake to publicly update those predictions.

And now, I would like to turn the call over to our CEO, Paul Varello. Paul?

Paul J. Varello, Chief Executive Officer & Director

Thanks, Jennifer, and good morning, everybody. I’m happy to report that our turnaround efforts continue to make good progress and produce positive results. Our backlog has grown for the last six consecutive quarters and the average margin has been increasing over that time period. Our balance sheet and our liquidity continued to improve and our net income for the quarter increased, once again giving us two consecutive quarters of improved profitability.

Of course, we are well aware that two back-to-back quarters of profitable results doesn’t constitute a trend, but it’s a step in the right direction. Still, sustaining momentum and consistent improvement in the turnaround situation takes time and focus. We’re on the right track, but we still have work to do.

Four of our five business units had strong performance, with only our Texas unit still not recovering as rapidly as we had anticipated. Part of the problem in Texas was that challenging weather conditions in the first half of the year caused some projects to be delayed and owners took a long time in starting those projects and giving us notice to proceed.

We made good progress in our strategy to shift budget mix to more profitable opportunities. As an example, [audio gap] (03:17) heavy highway work in backlog grew from just 8% a year ago to 21% by the end of the third quarter. We believe that our strategy of a more focused approach on adjacent market opportunities will continue to generate increased margins in the coming years. Later on in this call [ph] Joe Cutillo (03:41), our Executive Vice President of Strategy and Business Development, will provide greater details on our bid results and our strategy going forward.

Overall, backlog volume and margins continued to increase with a total of $914 million in combined projects awarded plus apparent low bids. The average margin in the combined backlog has increased to 8.2%. We also made substantial progress in strengthening our balance sheet and reducing our expensive debt in preparation for refinancing our loan facility. Our CFO, Ron Ballschmiede will provide more details when he reports.

Turning to our revenue outlook for the remainder of this year, we believe that we’ll meet our previously announced full year revenue guidance, which means that our fourth quarter should be in the range of $150 million to $170 million. From a net income perspective however, and as mentioned earlier, our Texas business has not recovered as rapidly as we had originally anticipated. As a result, we are revising our net income for Q4 to approximately break-even.

Longer term, our efforts will remain focused on increasing net earnings, improving project execution, diversifying project mix, controlling G&A and further optimizing our asset base and our business units. In conclusion, we believe that our turnaround efforts, although not complete, will continue to drive significant improvement in earnings and build a solid foundation for sustained growth in the years ahead.

Now, I’d like to ask Ron Ballschmiede, to offer his report. Ron?

Ronald A. Ballschmiede, Chief Financial Officer & Executive Vice President, Sterling Construction Co., Inc.

Thanks, Paul, and good afternoon, everyone. Let me start with building on Paul’s backlog comments by providing a few additional details around our recent backlog trends. At September 30, 2016 our backlog stood at $820 million compared to the third quarter of 2015 where our backlog totaled $716 million. As Paul mentioned, our combined backlog at the end of 2016 third quarter, which includes projects where we were the apparent low bidder but the contracts were not yet signed, total $914 million, consistent with the level of combined backlog at the end of the second quarter of 2016.

Even more important than the level of backlog is a steady improvement of the embedded gross margin in backlog. At September 30, 2015, the backlog margin was 6.5%. The backlog margin has increased each subsequent quarter. And at September 30, 2016, the margin backlog increased by 150 basis points to 8%. We believe this trend reflects progress made in the diligence around selecting the right projects to bid on, solid project execution, continued progress to complete legacy projects with little or no margin, and significant increases in the transportation and infrastructure bid opportunities.

Revenues for the third quarter of 2016 were $206 million, consistent with our expectations, and more than $29 million higher than the third quarter of last year, which was $176 million. Our revenues for the nine-month period ended September 30, 2016 totaled $522 million, a 11% increase over the comparable 2015 period. The 2016 revenue increase reflects the generally stronger transportation infrastructure market.

The most significant revenue increase was attributable to $59 million increase from our Utah subsidiary, primarily driven by the ramp up of two large projects. Somewhat offsetting this revenue increase was a $12 million decline in our Texas subsidiary’s revenue for 2006 year-to-date. Our 2016 revenues in Texas have been approximately $28 million short of our initial 2016 revenue expectations for the three months ended 9/30, further challenging the pace of the turnaround.

Texas has not recovered as we anticipated, as revenues have been negatively affected by the challenging weather conditions earlier in the year and continued slower ramp up of new work, primarily driven by owners’ delays. We expect fourth quarter 2017 revenues to be in the range of $150 million to $170 million, consistent with our fourth quarter expectations embedded in our previously articulated revenue guidance.

Gross profit for the third quarter totaled $17 million or 8.3% of revenues compared to $14.5 million or 8.2% for the comparable period in 2015. Our gross margin performance against estimated margins continued to be solid.

As I previously mentioned, our backlog as of September 30, 2016 totaled $810 million, an increase of over $100 million from September 30, 2015. In addition to bidding on work with a proper risk and return characteristics, we continue to focus on improving our project execution. One of our project execution key performance measures is the reported gross profit impact of changes in estimated cost to complete for every project in our backlog. This collective gross margin change is reported in each of our quarterly and annual financial filings.

For the nine months ended September 30, 2016, the collective changes in estimated revenues and gross profit resulted in a net charge of $1.1 million, representing 21 basis points of our revenue. While never able to declare project execution victory, our progress over the past year and a half has been significant.

Our general and administrative expense for the third quarter was $9.6 million, down from $11.1 million for the comparable period 2015. The year-over-year decline was principally the result of $1.6 million of non-recurring consulting and severance cost in the 2015 period. Our general and administrative expenses totaled $29.2 million and $32.3 million for the nine months ended September 30, 2016 and 2015 respectively. As a percent of revenues, our G&A expense for the same period was 5.6% and 6.9% respectively, a 130-basis point decline. We would expect our G&A to revenue leverage to continue to improve going forward.

Our operating expense was $3.8 million compared to $1 million in the third quarter of 2015. The increase was primarily due to increased non-controlling interest expense, driven by the combined increased income from the company’s two partially owned subsidiaries. Additionally, one of the subsidiary’s 2015 non-controlling interest was classified below net income and included in non-controlling owner’s interest in earnings of subsidiaries and joint ventures. As a result of amendments to that subsidiary agreement, both 50% owned subsidiary’s 2016 controlling interest are now included in other operating expense.

You will note that during the quarter we also reported $740,000 of expense of non-controlling interest in earnings of subsidiaries and joint ventures below the net income line. In 2006, this represents our construction joint venture partner share of the project’s income. The third quarter of 2016 also included approximately $400,000 contingent purchase price adjustment charge related to a 2011 acquisition. The earn-out period ends on June 30, 2017.

Interest expense for 2016 third quarter was $491,000 compared to the third quarter of 2015 of $1.1 million. The decline represents lower borrowing for the 2016 quarter. The summation of all these items results in a third quarter net income attributable to Sterling common shareholders of $2.4 million and a net income per share of $0.10, compared to a third quarter 2015 of $300,000 or a $0.01 loss per share.

Turning to our balance sheet, we ended the quarter with a cash balance of $43 million compared to a cash balance of $4.4 million at December 31, 2015. Our September 30 cash balance includes approximately $25.1 million of cash held by our 50% own California entity and our consolidated construction joint venture, which cash is reserved for use in those entities.

The balance of the cash is available for general corporate purposes. Our debt totaled $11.6 million at September 30, 2016 compared to $17.9 million at June 30, 2016. Taken together with our cash, our cash, net of debt position, at September 30, 2016 was $31.4 million and had improved by over $7 million from the beginning of the third quarter. Significant cash generating activities during the quarter was driven by approximately $9 million of cash provided by operating activities.

Finally with the strengthening of our balance sheet and liquidity, as evidenced with my prior comments, and continued improvement in our operating results, we continue to believe that we will be in a position to return to a more traditional lending relationship in the first half of 2017. We expect the new facility to significantly lower our borrowing cost, while providing us with the increased borrowing flexibility to grow our company and to continue to generate additional value for our shareholders.

With that, I’ll turn it over to [ph] Joe Cutillo (15:11), our Executive Vice President of Strategy and Business Development.

Unverified Participant

Thanks, Ron. Good afternoon, everyone. I’d like to take a few minutes to discuss further the positive trends we are seeing in our markets, as well as the progress we are making to the strategic efforts. Let’s first talk about the market and the market trends. Every major market we are in, with the exception of California, is up in year-over-year awards. These increases have been driven by the five-year [indiscernible] (15:44), increased gas taxes, and other state revenue sources like the two constitutional amendments put in place by Texas.

The overall growth for U.S. transportation construction is forecasted to be between 2.5% and 3% for the next five years. We believe our markets will perform slightly higher than the national average and we should see growth rates between 3% and 5% in our heavy highway sector.

Next, I would like to discuss the progress we have made with our bid process, bid margins and diversification of our backlog. We continue to be disciplined in our bid selection as well as our bid process. We are no longer bidding to grow revenue, but bidding to grow margin. As a result, we have bid 20% less projects in 2016 when compared to 2015, yet our backlog has grown 7.9%. In addition, we’ve seen bid margins continue to improve.

Year-to-date, our bid margins are at 8.9% and, in September, we exceeded 10%. Our total margin in backlog versus September 2015 has increased from 6.5% to 8%. If you add the won but unsigned contracts, our margins increased to 8.2%. We believe with continued discipline and continued market momentum we should be able to achieve gross margins in the 10% to 11% range over the next 24 to 36 months.

The last area I’d like to cover is the progress we’ve made around diversifying our backlog and the growth we are seeing in higher margin adjacent markets. These markets would include commercial, airport and rail. Historically, less than 10% of our business was made up of these adjacent markets, yet the projects in these markets were generally our highest margin projects. In 2016, we began an effort to start leveraging our skill sets across geographies and focusing on specific customers in these markets. As a result, we won over $60 million of airport work in Q3.

We have increased the amount of non-heavy highway dollars in our backlog from less than 10% to over 20% and we’ll be bidding over $300 million of non-heavy highway work in Q4. As we go into 2017, we will increase these efforts internally and begin looking for starting acquisitions in these adjacent spaces. Even though we are early in the strategic transformation of the company, we are happy with the progress to-date and are excited about the opportunities that lie in front of us as we go forward.

With that, I’d like to turn it back over to Paul.

Paul J. Varello, Chief Executive Officer & Director

Thanks, [ph] Joe (18:39). Now, we’d be happy to take your questions.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Our first question comes from the line of John Rogers of D.A. Davidson. Please proceed with your question.

<Q – John Rogers – D.A. Davidson & Co.>: Hi, Good afternoon.

<A – Paul Varello – Sterling Construction Co., Inc.>: Good afternoon, John.

<Q – John Rogers – D.A. Davidson & Co.>: Couple of things. First of all, are the Texas operations profitable at this point?

<A – Paul Varello – Sterling Construction Co., Inc.>: They’re right at break-even, but they’re not profitable.

<Q – John Rogers – D.A. Davidson & Co.>: Okay. And then you answered some of my questions about the as-bid margins that are moving higher. You may not want to give us specifics, but give us the difference between what you’re seeing in the private sector versus the public sector? And I’m sorry if you said this, but what portion of your backlog now is private sector work?

<A – Paul Varello – Sterling Construction Co., Inc.>: The second part of that question is 21%. [ph] Joe (20:05) would you mind responding to the question John’s asked?

<A>: On the margin side, John, when we go into the private sector versus the public sector, we are seeing margins, I’ll call them in the 15% range and higher in large percentage of that work. Now, that’s not perfect for every project. There maybe one or two that are lower, but that’s the general rang that we anticipate the margins to be.

<Q – John Rogers – D.A. Davidson & Co.>: Okay. And what would you – ideally over the next couple of years, as you grow this business, and you talked about the goals of double-digit margins consistently, what do you think the mix between private and public ought to be for Sterling? Is the goal 50/50 or...

<A>: Yeah, you’re right. Our internal objective is over the next three years to have a 50/50 split of we would call heavy highway or what you’re calling the public sector versus the non-heavy highway, which would be outside that mainstream DoT type business.

<Q – John Rogers – D.A. Davidson & Co.>: Okay. And then I guess just the last thing, in terms of the fourth quarter and the shortfall there, were there a specific job that you had to bring – that your expectations for margins have come down on or kind of what happened there? Because I know it doesn’t take a lot, but it’s a pretty big swing from what was expected just a couple of months ago.

<A – Paul Varello – Sterling Construction Co., Inc.>: Yeah. Ron, you want to handle that?

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: Yeah, I’d start, John, by both the third quarter and the fourth quarter were less than our expectation. So, obviously, the whole delta between our prior guidance and our current full year guidance or fourth quarter plus three quarters of essentially a year-to-date loss or component of both. In the, let’s say, third quarter by itself, there were a couple of, what I’d call, our business is not small, but here is what’s in the third quarter.

I mentioned our year-to-date $1.1 million of cumulative changes in estimated costs. And what that means is, we compare our margins that we thought we would get on every item of our backlog at the beginning of the quarter versus what we think at the end of the quarter versus for all the things that occurred. In the quarter, we had a net charge of about $600,000.

So, while we’re never happy about charges versus income what we had in first quarter. You’ll always have some of that and it’s – I think that’s within the bandwidth of which isn’t [ph] too nuts (22:54). So the goals over a long period of period time, multiple quarters to get that to be a push.

Also, in the quarter we finished the – we talked about a project that we had that was in the separate entity that have been created some years ago in the West Coast. Unfortunately, in the first quarter, we took about $1 million charge on that project as we fully settle up all the sub-contractor claims that we had and, unfortunately, a couple of them went bad on us. As we essentially have now closed and, I wouldn’t say liquidated yet, but it is empty, it’s done, stick a fork in it done, we had about another $600,000 charge in the third quarter for that item.

But I will tell you that the bigger factor of all this is the mix. When you back up and say the revenue – our revenue came in, in the quarter about what we thought it would, it’s going to come in for the full year or for the fourth quarter what we thought it would. The big change is three of our other four entities, two because they’re 50% owned and one because we have an earn-out, are essentially turnover 50% of their income to our partners. That’s a good thing. The more they make the more we make, but it does show up as you get all 100% of the margin or 100% of the revenue, 100% of the cost, 100% of GP, 100% of the SG&A, and then the mix really dives in and then you get your profit sharing on it.

Year-to-date, that profit sharing element between those three entities went from about $3.4 million – I’m sorry, last year about – just stopped short of $4 million; $3.7 million last year to almost $8 million this year. And again, we can’t complain because that’s our share of their earnings. But it is a big mix item, because that’s at the expense, if you will, of making up revenues for our 100% owned primarily Texas enterprise. So, for every dollar that you switch, you get 50% of the returns. And that’s measured in millions of dollars. That is the big impact of when you think of our business and the mix change that it is harder than we thought in Q3 and, well again, a little bit less in Q4.

<Q – John Rogers – D.A. Davidson & Co.>: Okay. So, I guess what I worry about that is the margin – your margin and backlog keep climbing, but we’re getting this lag before it’s showing up in the income statement. And at some point, it’s got to go – I would assume it goes the other way, but is that out into 2017?

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: Yeah. Well, I’ll backup though. It’s been steadily marching up, obviously, every quarter, but it does take time. For instance, it’s nice, and [ph] Joe (25:51) can talk about the timing better than I can, but $60 million of airport work that we announced in the third quarter, I would say, a nada on darn close to it in revenue in 2016 and, by the time, that ramps it will really be going in full board mid-late 2017. And then you, of course, got multiple year projects that come rolling in.

So if, in general, we’re a two year backlog kind of thing or at least a lot of two year duration jobs, each quarter you’re filing the bucket by a quarter and taking the quarter off. And I guess, as long as I am on that topic I’m sure that I’ll be asked. If you recall, we started the year with $86 million of zero or low income margin from our legacy projects, we continue to make good progress on those.

We worked that $86 million down to $40 million at the beginning of the third quarter. And right now, it’s about $21 million less to go. It was less than we thought burned, just the factor of how fast these projects or how slow the projects approach completion. But we’re going to stay with our belief that we would suggest that by the end of the year the remaining work on that legacy work is going to be not big enough to talk about going forward. It will be sort of in the wash of what is pretty normal for a company like ours to have a couple of those projects in the backlog, but not move the needle in total.

<Q – John Rogers – D.A. Davidson & Co.>: Okay. Thank you. I’ll get back in the queue.

Operator: Our next question comes from the line Tahira Afzal of KeyBanc Capital Markets. Please proceed with your question.

<Q – Tahira Afzal – KeyBanc Capital Markets, Inc.>: Hi, folks.

<A – Paul Varello – Sterling Construction Co., Inc.>: Hi, Tahira.

<Q – Tahira Afzal – KeyBanc Capital Markets, Inc.>: So first question, Ron, is just to sum up what you were really saying. It seems like the projects that you have joint venturing might have outperformed in terms of revenues.

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: Yeah. So it gets confusing and I wish I could make it simpler. There is really two elements of that. There is some very nice joint venture work going on that’s driving our Utah subsidiary’s revenue. And most of what you see below the line, I’ll call in fact the bottom line of the income statement that [ph] 500 plus (28:21) for the quarter is on projects like that, where it’s a single project joint venture when the venture is gone, the entity is gone. And for the quarter that – well, its [indiscernible] (28:33). The balance of it is the success of our combined 50% owned enterprises and both those are in the other income category starting late [ph] 2005 forward and all of its here in 2006 (28:52).

<A – Paul Varello – Sterling Construction Co., Inc.>: 2016.

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: 2016. So that’s the element of mix that is hard to – there’s been so many places over the years, it’s hard to bring it in. But I think that big element of that is just the year-to-date number that’s currently being [indiscernible] (29:11) together with our earn-out, almost $8 million and, on a comparable period, it was $3.7 million attribute to the performance of those two 50% owned entities.

<Q – Tahira Afzal – KeyBanc Capital Markets, Inc.>: So, Ron, I guess you didn’t expect it to be this large when you first gave guidance. That’s I guess what I’m asking.

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: That is correct. The revenue is greater and their margins were up and their earnings is up. So the collection of those entities and, I would say, the same thing for our Utah business. So the collective four other entities are just having a very strong year. Unfortunately, it’s not enough to offset some of the shortfall we’ve seen out of the Texas side.

<Q – Tahira Afzal – KeyBanc Capital Markets, Inc.>: I get the math of it now, Ron. So it makes sense. The second question is – thank you for elaborating on some of the $600,000. You’ve seen some sort of push outs in a sense [indiscernible] (30:16). Is that being caused by just the work? Because I know you recognize profits sometimes based on milestones you’ve hit for a project. So I just wanted to clarify whether that $600,000 was really due to just the stuff sort of working its way [indiscernible] (30:37) or is it really tied to cost overruns?

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: Yeah, almost none of our revenue recognition is driven by milestones; it’s all pure cost-to-cost calculations. And that $600,000 is a collection of pluses, minuses of over 100 contracts that are ongoing. No one big project on negative or the positive side for this quarter or the year-to-date period. So, I think having a number of – it’s been – for the three quarters ended, its $1.1 million, 20 basis points. That’s pretty good performance. We’d like it to be zero or positive, but 20% delta is not the highlight of the quarter missing our expectations.

<Q – Tahira Afzal – KeyBanc Capital Markets, Inc.>: Got it. Okay. That makes a lot of sense. And Paul, just wanted to get a sense – [ph] Joe (31:33), thank you for really giving us a lot of color on the embedded backlog. If you were to look at what you can do in terms of margins on an annualized basis as you book all this backlog, your first quarter is weak, your fourth quarter is weak just from a utilization standpoint, and it seems we’re stuck with bad weather in Texas for a while. So when you’re looking at that sort of 10% sort of recognition of a 10% type of margin and backlog, does it really mean on an annualized basis, we should always be looking at, I think, 100 basis points to 150 basis points below that?

<A – Paul Varello – Sterling Construction Co., Inc.>: No, I understand your question. I would prefer that to tell you that as we bring up our mix of non-heavy highway to a higher and higher percentages at a much better margin, the weighted – plus bringing up the heavy highway margins, which inevitably starting to creep up to 10% and better, we’re going to see the combination of the two, the weighted average being much more in the mid-teens than it currently is.

So we’re optimistic that the combination of a market that’s doing much better in our heavy highway improving markedly by 1% or more should creep up over 10% and we believe it will hit in the 11% and maybe 12%. Historically, we hit as high as 13%, but we think that maybe a stretch, but certainly 10% to 12% seems reasonable. And then in the non-heavy highway, we are really comfortable in saying that we’re targeting stuff between 15% to 20% range. So the weighted average of those two gets to be a very attractive return for us, particularly if we can keep our G&A in line and not let it go up dramatically and we think we can do that.

<Q – Tahira Afzal – KeyBanc Capital Markets, Inc.>: Paul, last question in regards to that. Are we looking at 2018 where we could see margins like those even if you build in a cushion for weather, et cetera?

<A – Paul Varello – Sterling Construction Co., Inc.>: Yeah.

<Q – Tahira Afzal – KeyBanc Capital Markets, Inc.>: Thanks, Paul.

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: And I think I’ll just point out. I think in general, weather should be equal for the year, it may affect one quarter or another or utilization could be – utilization will be always be the best in Qs two and three and always the worst likely in quarter one followed by fourth quarter.

<A – Paul Varello – Sterling Construction Co., Inc.>: And I think the dilemma is not the margin variation quarter-to-quarter, but the fact you got this fix nut that’s G&A that sort of divides itself pretty equally in the four quarters. So if you run light in Qs four and one, just because of condition seasonality, it injures your net earnings but it makes it more than mix it up in Qs two and three, which are the better one. So the net of all of that should be that margins stay consistent at 10%, but the bigger bite does take place in G&A in those two off quarters and then is compensated in the stronger quarters.

<Q – Tahira Afzal – KeyBanc Capital Markets, Inc.>: Okay. Thank you, Paul. That actually is very helpful.

<A – Paul Varello – Sterling Construction Co., Inc.>: Thank you.

Operator: [Operator Instructions] If there are no further questions at this time, I would like to turn the conference back over to our Chairman, Paul Varello, for closing remarks.

Paul J. Varello, Chief Executive Officer & Director

Thanks, Tim. If you wish to schedule a call, please feel free to contact our Director of Investor Relations, Jennifer Maxwell, or our partners at the Equity Group. Their contact information can be found at the bottom of our press release. I’d like to thank everyone for joining us today in our call. Thank you.

Operator: This concludes today’s conference. Thank you for your participation. You may disconnect your lines at this time. And have a wonderful rest of your day.